                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

              Filed by the registrant                         [X]

              Filed by a party other than the registrant      [_]

              Check the appropriate space:

              [_] Preliminary proxy statement
              [X] Definitive proxy statement
              [_] Definitive additional materials
              [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          ROBERTSON-CECO CORPORATION
              --------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          ROBERTSON-CECO CORPORATION
              --------------------------------------------------
                    (NAME OF PERSON FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate space):

   [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
   [_] $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(1)(3).
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies: Common Stock
   (2) Aggregate number of securities to which transactions applies:
   (3) Per unit price or other underlying value of transaction computed pursu-ant to Exchange Act Rule 0-11:(1)
   (4) Proposed maximum aggregate value of transaction:

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]Check space if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:
   (2) Form, schedule or registration statement no.:
   (3) Filing party: Robertson-Ceco Corporation
   (4) Dated filed:

                          ROBERTSON-CECO CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 3, 1994

  Notice is hereby given that the Annual Meeting of Stockholders of Robertson-Ceco Corporation will be held at the offices of Ceco Building Systems located at 2400 Highway 45 North, Columbus, Mississippi on Tuesday, May 3, 1994, at 11:00 a.m., Central Time, for the following purposes:

    (1) To elect three directors, each for a term of three years;

    (2) To act upon such other matters as may properly come before the meet-ing or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on March 31, 1994 are entitled to notice of and to vote at the meeting or any postponements or ad-journments thereof.

                                          By Order of the Board of Directors

                                               George S. Pultz,
                                                  Secretary

Boston, Massachusetts
April 5, 1994

  IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE EN-CLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                          ROBERTSON-CECO CORPORATION
                              222 BERKELEY STREET
                               BOSTON, MA 02116

                                 ------------

                                PROXY STATEMENT

                      ANNUAL MEETING OF THE STOCKHOLDERS
                                  MAY 3, 1994

  This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Robertson-Ceco Corpora-tion (the "Company") for use at the annual meeting of stockholders of the Com-pany and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, on Tuesday, May 3, 1994 at the offices of Ceco Building Systems located at 2400 Highway 45 North, Columbus, Mississippi at 11:00 a.m. local time. The Company expects to mail this Proxy Statement on or about April 7, 1994.

  Valid proxies will be voted as specified thereon at the Meeting. Any stock-holder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. A stock-holder who has executed and returned a proxy may revoke it at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company or by attending the Annual Meeting. Any stockholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirmatively indicates thereat the intention to vote the shares in person.

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended December 31, 1993, including financial statements examined by Price Waterhouse, independent accountants, and their report thereon, dated March 30, 1994, is being mailed herewith to each of the Company's stockholders of record at the close of busi-ness on March 31, 1994. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 1993 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ROBERTSON-CECO CORPORATION, 222 BERKELEY STREET, BOSTON, MA 02116.

                               VOTING SECURITIES

  The holders of record of shares of Common Stock of the Company at the close of business on March 31, 1994 are entitled to vote at the Meeting. On that date there were issued, outstanding and entitled to vote at the Meeting 16,287,586 shares of Common Stock. Each stockholder has one vote for each share of Common Stock held by such stockholder of record on each of the mat-ters listed in the Notice of Annual Meeting.

                            SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company has made arrangements with its transfer agent, the American Stock Transfer and Trust Company, to assist the Company in the solicitation of proxies. The Company anticipates that the cost of such so-licitation will be less than $10,000, plus other nominal out-of-pocket ex-penses. Employees of the Company may also solicit proxies without additional compensation. The Company and the

American Stock Transfer and Trust Company will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send the proxy material to and obtain proxies from such beneficial owners and will re-imburse such holders for their reasonable expenses in so doing.

                              SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

  The following table sets forth those stockholders known to the Company to be beneficial owners of more than 5% of the Company's Common Stock. Unless other-wise specified, each person has sole power to vote and dispose of their bene-ficially owned shares. The information concerning the Common Stock held by Sage RHH is based on information set forth in the Schedule 13D of Sage RHH dated July 22, 1993. The information with respect to the Common Stock held by Foothill Capital Corporation is based on information set forth in the Schedule 13D of such company dated November 30, 1993. The information with respect to the Common Stock held by RBC Holdings, L.P. is based on information set forth in the Schedule 13D of such company dated December 17, 1993.

           NAME AND ADDRESS              NUMBER OF PERCENT OF
         OF BENEFICIAL OWNER             SHARES(1)  CLASS(2)
         -------------------             --------- ----------
     Sage RHH(3)(6)                      5,462,347   34.63%
     275 East Broadway
     Jackson, WY 83001

     Foothill Capital Corporation(4)(6)  1,377,515    8.71%
     11111 Santa Monica Blvd.
     Los Angeles, CA 90025

     RBC Holdings, L.P.(5)(6)            3,333,333   21.14%
     70 W. Madison
     Chicago, IL 60602

- - - - - --------
(1) Beneficial ownership for the purposes of this table is determined in ac-cordance with the rules and regulations of the SEC.

(2) The percentages have been calculated based on the number of shares of each class of voting securities which were outstanding at the close of business on February 28, 1994.

(3) Sage RHH is 80% owned by Sage Capital Corporation ("Sage Capital"), which is controlled by Andrew G. C. Sage, II, the Chairman of the Company. As a result, Sage Capital and Andrew G. C. Sage, II are deemed to beneficially own all the shares owned directly by Sage RHH. The remaining 20% ownership in Sage RHH is held by Windwell Financial Corporation ("Windwell"). Windwell is 47% owned by Mr. Frank A. Benevento, a director of the Compa-ny. Mr. Gregg C. Sage, a director of the Company, is 25% owner of Sage Capital.

(4) Foothill Capital Corporation ("Foothill") holds 687,146 shares; its affil-iates, Foothill Partners II, L.P. and Foothill Partners, L.P. hold 675,779 and 11,367 shares, respectively. The aggregate shown includes 3,223 shares that may be acquired by Foothill's affiliates, Foothill Group, Inc. and Foothill Managers Limited at $98.11 per share pursuant to presently exer-cisable warrants.

(5) Michael E. Heisley is the President and sole stockholder of RC Holdings, Inc., formerly Heico Acquisitions, Inc., which is the General Partner of RBC Holdings, L.P. ("RBC Holdings"). As a result, Mr. Heisley and RC Hold-ings, Inc. are deemed to beneficially own the shares owned directly by RBC Holdings. Michael E. Heisley directly owns 1,127 shares, which are not re-flected in the table.

(6) Each of Sage RHH, Foothill Capital Corporation and RBC Holdings has en-tered into an agreement with the Company providing under certain circum-stances for shares of the Company's Common Stock issued to them to be reg-istered under the Securities Act of 1933.

MANAGEMENT

  The following information regarding beneficial ownership of Common Stock by directors and executive officers of the Company is based in part upon informa-tion received from the persons named and other persons included in the group of directors and executive officers. The information is provided as of March 14, 1994.

                                                 AMOUNT AND
                      NAME OF                    NATURE OF
                 BENEFICIAL OWNER               OWNERSHIP(1)   PERCENT OF CLASS
                 ----------------               ------------   ----------------
     Andrew G. C. Sage, II                       5,462,347(2)       32.76%
     Michael E. Heisley                          3,334,460(3)       20.00%
     Denis N. Maiorani                             140,000(4)         *
     Frank A. Benevento, II                        513,460(5)        3.07%
     Stanley G. Berman                               1,127            *
     Mary Heidi Hall Jones                         116,147(6)         *
     Kevin E. Lewis                                  1,127            *
     Leonids Rudins                                  1,127            *
     Gregg C. Sage                               5,512,347(7)       33.06%
     Ronald W. Schuster                             38,000(4)         *
     All executive officers and directors as a
      group (14 persons)                         9,282,335(8)       55.67%

- - - - - --------
*  Less than 1%.

(1) Unless otherwise indicated, the shares shown in the table are those as to which the beneficial owner has sole voting and investment power with the exception of those restricted shares issued under the Company's 1991 Long Term Incentive Plan (the "Long Term Incentive Plan") as to which such per-sons have sole voting power.

(2) Refer to footnote 3 in the previous table for information regarding voting and dispositive power with respect to Common Stock beneficially owned by Mr. Andrew G.C. Sage, II.

(3) Refer to footnote 5 in the previous table for information regarding voting and dispositive power with respect to Common Stock beneficially owned by Mr. Michael E. Heisley.

(4) Consists of restricted shares of the Company's Common Stock granted under the Long Term Incentive Plan to Messrs. Maiorani and Schuster. See "Execu-tive Compensation".

(5) Does not include any of the 5,462,347 shares owned by Sage RHH. Mr. Bene-vento owns 47% of Windwell which owns 20% of Sage RHH.

(6) This information is based on information set forth in Amendment No. 1 to
    Schedule 13D filed by Ms. Jones on October 8, 1993 in her individual ca-pacity and as trustee under certain trusts. The shares listed include 7,323.90 shares which may be acquired upon exercise of warrants. Ms. Jones has sole voting and dispositive power of all shares.

(7) Includes all shares owned by Sage RHH and 50,000 shares represented by an award of restricted shares of the Company's Common Stock granted under the Long Term Incentive Plan. See "Executive Compensation". Mr. Gregg C. Sage has 25% ownership in and is Managing Director of Sage Capital which owns 80% of Sage RHH and may be deemed to share voting and dispositive control over the shares held by Sage RHH. Mr. Gregg C. Sage disclaims beneficial ownership of such Common Stock.

(8) Includes 366,000 restricted shares of the Company's Common Stock granted under the Long-Term Incentive Plan. See "Executive Compensation."

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such Section 16(a) forms furnished to the Company and written representations from the Company's executive offi-cers and directors, the Company believes that during fiscal 1993 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with except the fol-lowing: Charles Foster Brown, a former director of the Company, made one late filing of a Form 4 report for one transaction due to a miscommunication with regard to the transaction date; Gregg C. Sage made one late filing of a Form 4 report required with respect to a change of ownership in Sage Capital Corpora-tion in which Mr. Sage is a stockholder; and each of Messrs. John T. Baker, George S. Pultz and Gerardo Rodriguez, officers of the Company, filed late their initial report on Form 3 relating to their becoming officers of the Com-pany, none of which reports were filed more than 12 days late.

                         QUORUM AND VOTING OF PROXIES

  Under the Company's By-Laws a majority of shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matters. Shares represented by proxies that withhold author-ity to vote for a nominee for election as a director or that reflect absten-tions and "broker non-votes" (i.e. shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nomi-nee does not have discretionary voting power on a particular matter) with re-spect to a particular matter will be considered present and entitled to vote on a particular matter for purposes for determining the presence of a quorum with respect thereto.

  All shares represented by a properly executed proxy will be voted at the An-nual Meeting in accordance with the directions on such proxy. IF NO DIRECTION IS INDICATED ON A PROPERLY SIGNED PROXY, THE SHARES COVERED THEREBY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES INDICATED BELOW. Directors are elected by a plurality of stockholder votes.

                             ELECTION OF DIRECTORS

  The By-Laws provide that the number of directors which shall constitute the whole Board of Directors shall be such number, not less than one and not more than 13, as may be fixed from time to time by resolution of the Board of Di-rectors. The Board of Directors is currently fixed at nine directors.

  The Board of Directors of the Company is divided into three classes elected for staggered three-year terms. The composition is indicated in the table be-low. The nominees standing for election are Frank A. Benevento, II, Mary Heidi Hall Jones and Leonids Rudins.

  Information regarding the directors of the Company as of March 31, 1994 is set forth below.

                                             TERM EXPIRES
                                  DIRECTOR AT ANNUAL MEETING
           DIRECTOR           AGE SINCE(1)   TO BE HELD IN
           --------           --- -------- -----------------
     Andrew G. C. Sage, II     68  11/92         1996
     Michael E. Heisley        57   7/93         1995
     Denis N. Maiorani         45  11/92         1995
     Frank A. Benevento, II*   46   7/93         1994
     Stanley G. Berman         60   7/93         1995
     Mary Heidi Hall Jones*    40  11/90         1994
     Kevin E. Lewis            28   7/93         1996
     Leonids Rudins*           65   7/93         1994
     Gregg C. Sage             36  11/92         1996

- - - - - --------
*  Nominees for election at the Meeting.

(1) In March 1992 a group of the holders of a significant amount of the Company's 15.5% Discount Subordinated Debentures due November 30, 2000 (the "Old Debentures") then outstanding formed an Informal Committee of Old Debenture holders (the "Informal Committee"). Pursuant to an arrange-ment with the Informal Committee in connection with the Company's 1993 ex-change offer for its Old Debentures which was consummated on July 14, 1993, the Company nominated three individuals recommended by the Informal Committee, (Messrs. Rudins, Berman, and Lewis) three individuals recom-mended by Sage RHH, (Messrs. Benevento, Heisley, and G. Sage) two individ-uals recommended by the Company's management (Messrs. A. Sage and Maiorani) and one individual recommended by the disinterested directors serving on the board prior to the 1993 Annual Meeting (Ms. Jones).

    Mr. Andrew G. C. Sage, II is Chairman (since July 1993) of the Company. Mr. Sage also served as President (from November 1992 until July 1993) and Chief Executive Officer (from November 1992 until December 1993) of the Company. Mr. Sage is also President of Sage Capital Corporation ("Sage Capital"), a general business and financial management corporation specializing in business re-structuring and problem solving. Prior to the formation of Sage Capital in 1989, Mr. Sage was a consultant to and a director of RJR Nabisco, Heico, Inc., Pettibone Corporation and USIF Real Estate. Mr. Sage is a director of Computervision Corporation, Fluid Conditioning Products, Heico, Inc. and Pet-tibone Corporation. Andrew G.C. Sage, II is the father of Mr. Gregg C. Sage.

    Mr. Heisley is Chief Executive Officer and Vice Chairman (since December
1993) of the Company. Mr. Heisley is Chairman of the following companies:
Heico, Inc. (since 1978), a diversified manufacturing company; Pettibone Cor-poration (since 1988), a manufacturer of heavy equipment; Davis Wire Corpora-tion (since 1991), a manufacturer of steel wire; Steelastic Company (since
1991), a manufacturer of tire making equipment; Tom's Foods, Inc. (since
1993), a manufacturer and distributor of snack foods; Newbury Industries, Inc. (since 1993), a manufacturer of injection molding equipment for the plastics industry, and Nutri/System, Inc. (since 1993), a national weight maintenance company. He is also a director of Envirodyne, Inc. (since 1994).

    Mr. Maiorani is President (since July 1993) of the Company. Prior to being elected President, Mr. Maiorani served in various senior management positions with the Company including Executive Vice President and Chief Administrative Officer (from November 1992 until July 1993), Chief Financial Officer (from March 1992 until July 1993) and Senior Vice President (from March 1992 until November 1992). Prior to joining the Company, Mr. Maiorani was Senior Vice President and Chief Financial Officer (1988-1992) of M/A-COM, Inc., a manufac-turer of electronic semi-conductors, components and subsystems.

    Mr. Benevento is a general partner (since November 1987) of the partnership that controls the general partner of the Energy Recovery Fund, an entity chartered to invest in oil and oil service companies. He is also President and Chief Executive Officer (since November
1987) of Energy Recovery Management, Inc., the management company of The En-ergy Recovery Fund. Mr. Benevento was Chairman (April 1990 to January 1993) of Sub Sea International, Inc., an oilfield related diving and underwater robot-ics company. Mr. Benevento is a director of EnServ Corporation and an advisory director of Service Fracturing Company.

  Mr. Berman is currently a retail consultant (since April 1991). Prior to that time, he was Executive Vice-President of Administration (1978-1991) of Grossman's Inc., a retail building materials company, with which he had been employed since 1953. Mr. Berman is a director of St. Johnsbury Trucking, Inc., Inside Outlet, Inc. and Construcentru DE America, S.A. DE C.V.

  Ms. Jones' principal occupation for the past five years has been management of personal investments. Ms. Jones was a director of Ceco Industries.

  Mr. Lewis is the Chairman of the Board (since June 1993) of Furr's Bishop's, Inc., an operator of cafeteria, buffet and specialty restaurants. Prior to that time, he was a Managing Director (since April 1993), a Senior Vice-Presi-dent (from 1991 to 1993), a Vice President of Financial Restructuring (from 1985 to 1991), and an Associate (from 1988 to 1989) of Houlihan, Lokey, Howard & Zukin, Inc., a provider of investment banking and financial advisory servic-es. Mr. Lewis was previously a director of The LVI Group, Inc. (1991 to 1993). Houlihan, Lokey, Howard & Zukin, Inc. served as the financial advisors to the informal committee representing the holders of the Old Debentures in connec-tion with the restructuring of the Old Debentures in July of 1993.

  Mr. Rudins was a consultant to NL Industries, Inc. (1990 to 1991), a chemi-cal company. In addition, Mr. Rudins was President of International Business Management Association, Inc. (1989 to 1990), a consulting company, and Vice President of Finance (1979 to 1990) of NL Chemicals, Inc., a subsidiary of NL Industries, Inc. He was Chairman of the Board (1986 to 1989) of NL Worldwide Services, Ltd. and NL World Services, SA/NV. Mr. Rudins was also director of the joint ventures of Benton Chemie, GMbH, Abbey Chemicals, Ltd. (1986 to
1989) and ENENCO, Inc. (1986-1989). Mr. Rudins is a director of St. Vladimir Russian Orthodox Catholic Society of America.

  Mr. Gregg C. Sage has been a full-time consultant (since September 1992) to the Company. Mr. G. Sage is Managing Director (since 1989) of Sage Capital. Prior thereto, Mr. G. Sage was President and Chief Executive Officer (1987 to
1989) of Rusco-Sage Industries, a window manufacturing company. Mr. G. Sage is a director of Fluid Conditioning Products. Mr. G. Sage is the son of Mr. An-drew G. C. Sage, II.

  The Board of Directors is responsible for the general supervision, manage-ment and control of the Company's business. In addition, the Board has estab-lished an Audit Committee, a Compensation Committee and a Nominating Commit-tee. The Audit Committee consists of Messrs. Berman (Chairman), Benevento and Rudins, and reviews with the financial officers of the Company and its audi-tors the scope of the annual audit and the results thereof, the financial statements of the Company, the extent and operation of the Company's internal financial control systems and fees charged by the Company's auditors for au-diting and other professional services. The Compensation Committee consisted of Messrs. George L. Faulstich, Jr., C. Foster Brown, III, Steven Shulman and Ms. Mary Heidi Hall Jones (Chairman) until July 15, 1993. Thereafter, the Com-pensation Committee consisted of Messrs. Michael E. Heisley, Kevin E. Lewis and Ms. Mary Heidi Hall Jones (Chairman). On December 14, 1993, Mr. Leonids Rudins replaced Mr. Heisley on the Compensation Committee. The Compensation Committee acts upon employment agreements between the Company and its execu-tive officers, establishes salaries for the Company's executive officers and awards senior management performance bonuses and grants awards under the Long Term Incentive Plan. The Nominating Committee consists of Messrs. Heisley (Chairman), Lewis and A. Sage, and recommends persons as nominees for election as a director and will consider nominations submitted by stockholders. Stock-holders of the Company wishing to make recommendations should write to the Nominating Committee, c/o George S. Pultz, Vice President, General Counsel and Secretary, Robertson-Ceco Corporation, 222 Berkeley Street, Boston, Massachu-setts 02116.

  During 1993, the Board held 15 meetings, the Audit Committee held 6 meetings and the Compensation Committee held 12 meetings. The Nominating Committee did not meet in 1993. Each director attended 75% or more of the meetings held dur-ing 1993 of the Board and the Committees of which he or she was a member.

  Each of the nominees has agreed to serve as director, if elected. If, at the time of the Meeting a nominee is unwilling or unable to serve as a director, the Board may fix the number of directors at less than nine, or the persons named as proxies may nominate and may vote for other persons in their discre-tion. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid for services rendered during 1993 to the Chief Executive Officer and the four other executive offi-cers having the greatest salary and bonus compensation from the Company in 1993.

                                                                                             LONG TERM      ALL OTHER
                                                    ANNUAL COMPENSATION                     COMPENSATION   COMPENSATION
                                            -----------------------------------------       ------------   ------------
        NAME OF                                                                           RESTRICTED(1)(2)
   PRINCIPAL POSITION                  YEAR   SALARY          BONUS          OTHER          STOCK AWARDS    AMOUNT(3)
   ------------------                  ----   ------          -----          -----        ---------------- ------------
Michael E. Heisley                     1993      --    (4)     --             --                 --             --
 Chief Executive Officer               1992     --             --             --                 --             --
 and Vice Chairman                     1991     --             --             --                 --             --

Andrew G. C. Sage, II(5)               1993 $212,575.81(6)     --             --                 --             --
 Chairman and Former                   1992      --    (7)     --             --                 --             --
 Chief Executive                       1991     --             --             --                 --             --
 Officer and President

Denis N. Maiorani(8)                   1993 $306,261.84        --             --            $385,000.00     $4,497.00
 President                             1992 $190,944.00    $118,600.00(9)     --                 --         $3,525.12
                                       1991     --             --             --                 --             --
Gary C. Schuler(10)                    1993 $240,161.56        --         $125,423.33(11)   $137,500.00     $1,837.55
 Corporate Vice President,             1992 $136,561.00    $143,769.00    $ 14,135.52(11)        --             --
 and President of Robertson            1991     --             --             --                 --             --
 Ceco Metal Buildings

Ronald W. Schuster(12)                 1993 $125,040.00    $ 74,000.00        --            $104,500.00     $3,751.20
 Corporate Vice President,             1992 $ 92,700.00        --             --                 --         $1,663.50
 and President, Ceco                   1991 $ 85,800.00    $ 21,492.00        --                 --             --
 Concrete Construction

- - - - - --------
(1) In 1993, the Company granted awards (the "1993 Awards") of 416,000 re-stricted shares of the Company's Common Stock to executive officers under the Long Term Incentive Plan, including 140,000 shares to Mr. Maiorani, 50,000 shares to Mr. Schuler, and 38,000 shares to Mr. Schuster. Re-stricted shares may not be sold, assigned, transferred, pledged or other-wise encumbered or disposed of until vesting. However, the shares can be voted and recipients will be entitled to any dividends and other distribu-tions paid with respect to the shares, subject to the same restrictions

     (except in the case of cash distributions) as those applying to the under-lying shares. The 1993 Awards contain certain vesting criteria measured by comparison of the average price per share of the Common Stock to a base price. The base price for the 1993 Awards is $3.41 per share and was de-termined by taking the average closing market price on the New York Stock Exchange of the Common Stock over the period from August 10, 1993 through October 8, 1993. If the Common Stock attains an average value (determined as the average closing price over any period of 60 consecutive calendar days) of 120% of the base price by August 10, 1994, one-third of the shares will vest on August 10, 1994; if the Common Stock attains an aver-age value of 144% of the base price by August 10, 1995, one-third of the shares (less any shares already vested) will vest on the later of August 10, 1994 and the date that the Company's Common Stock first attains such average value, and one-third of the shares will vest on August 10, 1995; if the Common Stock attains an average value of 172.8% of the base price by August 10, 1996, two-thirds of the shares (less any shares already vested) will vest on the later of August 10, 1995 and the date that the Company's Common Stock first attains such average value, and one-third of the shares will vest on August 10, 1996. Mr. Maiorani's employment agree-ment, however, provides that in certain circumstances upon his termination without cause, any shares awarded to him will immediately vest. The 1993 Awards provide that if performance targets are not achieved by August 10, 1996, all unvested shares will automatically vest on August 10, 2003, pro-vided the holder is still an employee of the Company as defined in the Plan. As of March 15, 1994, the Common Stock had not attained an average closing market price sufficient to meet any vesting criteria under the Long Term Incentive Plan. In the event of a change in control of the Com-pany (as defined by the Long Term Incentive Plan), all restrictions im-posed on each participant's restricted shares will immediately lapse. The participant will have the right to the delivery of the stock certificates for shares, in accordance with the Long Term Incentive Plan.

(2) The dollar value for the restricted stock shown in the table is based on the closing market price on the date of the grant, in each case as of De-cember 22, 1993, which was $2.75. The closing market price of the Company's Common Stock on December 31, 1993, the end of the last completed fiscal year, was $3.625. Based on such price, restricted stock holdings for Messrs. Maiorani, Schuler and Schuster on December 31, 1993 were val-ued at $507,500, $181,250 and $137,750; respectively.

(3)  Reflects the amount of 401(k) matching contributions made by the Company.

(4) Mr. Heisley became an executive officer of the Company on December 9, 1993 and was not compensated for serving as Chief Executive Officer of the Com-pany in 1993. Mr. Heisley became a salaried employee of the Company in January 1994.

(5) In 1993, Mr. Sage also served as President, until July 15, and Chief Exec-utive Officer, until December 16. Mr. Sage became an executive officer of the Company on November 17, 1992.

(6) Excludes $408,333.34 paid to Sage Capital Corporation with respect to con-sulting services provided to the Company while Mr. Sage served as Presi-dent and Chief Executive Officer, prior to his becoming an employee of the Company on July 15, 1993. See "Certain Relationships and Related Transac-tions."

(7) Excludes $175,000 paid to Sage Capital in 1992 for consulting services. See "Certain Relationships and Related Transactions".

(8) Mr. Maiorani became an executive officer of the Company on February 24, 1992.

(9)  Includes a one-time signing bonus of $34,000.00.

(10) Mr. Schuler became an executive officer of the Company on March 6, 1992 and ceased to be employed with the Company as of January 24, 1994. As a result, the restricted shares granted to Mr. Schuler were forfeited.

(11) Reflects amounts paid for moving expenses.

(12) Mr. Schuster became an executive officer of the Company on January 20, 1993.

EXECUTIVE EMPLOYMENT AGREEMENTS

  On July 15, 1993 the Company entered into employment agreements with Messrs. Andrew G.C. Sage, II and Denis N. Maiorani for three year terms expiring on July 14, 1996. The agreements provide for specified minimum salaries, of $460,000 and $363,000 respectively, and eligibility for incentive compensation and all other benefit plans made available to the Company's officers and key employees, including incentive bonuses if objectives are met, for 1993 of up to 70% for Mr. Sage and 45% for Mr. Maiorani of their respective base sala-ries. Following his resignation as Chief Executive Officer, Mr. Sage's employ-ment agreement was terminated by mutual agreement, effective December 16, 1993. The employment agreement guarantees Mr. Maiorani his base pay and cer-tain benefits for the greater of eighteen months from his date of termination or the balance of the term of his agreement should the Company terminate his employment other than for cause. Should he elect to terminate his employment if the board fails to appoint him Chief Executive Officer within the first year term of his agreement, Mr. Maiorani is entitled to his base pay and cer-tain benefits for a period of eighteen months. The agreement restricts the ability of Mr. Maiorani to compete with the Company for up to one year follow-ing the termination of employment, depending on the circumstances of termina-tion.

  In all other cases, the Company considers itself an at will employer (sub-ject to any contractual arrangements described below) with respect to its of-ficers who are employees. The Company executed employment offer letters with certain executive officers, prior to the commencement of each such officers' employment with the Company. The employment letters set forth such officers' position with the Company, their base salaries and provide such officers with participation in the Company's employee insurance and pension benefit plans and incentive bonuses if objectives are met for up to 30% or 40% of such offi-cers' respective base salaries. Certain employment letters also provide for severance payments to be made in the event of termination from the Company, for reasons other than cause, or in the event of a change of control, of a minimum payment of 78 weeks of base salary up to a maximum of 104 weeks of base salary.

RETIREMENT BENEFITS

  The Company's executive officers are eligible to participate in the Company's Master Pension Plan (the "Retirement Plan") after one year of con-tinuous service. The Retirement Plan is funded based on an actuarial evalua-tion of the entire group of participants. Participants become eligible to re-ceive retirement benefits at normal retirement, age 65 and after five years participation in the Retirement Plan. A participant whose employment termi-nates prior to age 65 but with at least five years of participation in the Re-tirement Plan is entitled to receive deferred vested benefits commencing at age 65, or reduced benefits commencing at age 55. Benefits are payable either in a lump sum, in the form of an annuity for the life of the participant, or an annuity paying benefits for the life of the participant and thereafter pay-ing 50% of such benefits to a surviving spouse. The amount of benefits are de-termined based on an amount accrued in a nominal account maintained for each participant. Annual benefits commencing at age 65 under a single life annuity are equal to one-tenth of the amount that would have accumulated had the fol-lowing amounts been credited to the participant's account each year: 4% of the participant's total compensation (up to the maximum compensation limit); an additional 4% of the excess of such compensation over the social security tax-able wage base; and interest on the prior year's account balance at 1% over the average 90-day Treasury Bill interest rate during the year. Annual single life annuity benefits are limited to a maximum amount, currently $118,800. Lump sum and joint survivor annuity benefits are determined based on the actu-arial equivalent of the single annuity benefit. The Company estimates that the annual benefits payable under the Retirement Plan upon normal retirement (based on a single life annuity) to each of Messrs. Heisley, Sage, Maiorani, and Schuster would be $0, $4,728, $33,430, $59,934 respectively.

  The Company's executive officers are also eligible to participate in the Company's 401(k) Savings Plan and Trust. Each participant may defer up to 10% of their annual earnings and the Company will match 50% of the contributions up to 6%.

  The Company has adopted an unfunded salary reduction supplemental executive retirement plan known as the Robertson-Ceco Corporation Supplemental Employees Retirement and Savings Plan ("SERP"). The SERP, which is a non-qualified plan, was established for the purpose of providing the Company's highly paid employ-ees with the same benefits they would have received under the Retirement Plan and the 401(k) Savings Plan and Trust if not restricted by the regulations of the Internal Revenue Service. The SERP is partially funded by employee contri-butions. The provisions of the SERP generally reflect the provisions of the Retirement Plan and the 401(k) Savings Plan and Trust. Participation in the SERP commences with the beginning of the Company's fiscal year 1994.

COMPENSATION OF DIRECTORS

  Directors who are not employees or consultants of the Company or any of its subsidiaries are paid an annual retainer of $20,000 and a fee of $1,000 for actual attendance and $250 for participation by telephone at each meeting of the Board or any of its committees, together with expenses of attendance. The Chairpersons of the Audit Committee, Compensation Committee and Nominating Committee are each paid an additional annual retainer of $3,000. A non-em-ployee director may elect to have payments of retainer and meeting fees de-ferred and held by the Company for payment at a later date selected by such director. All deferred payments accrue interest at the Mellon Bank, N.A. prime rate as in effect from time to time.

  Each person who becomes a member of the Board and who is not then an em-ployee of the Company or any of its subsidiaries receives, pursuant to the terms of the Long Term Incentive Plan, a one-time, automatic award of shares of Common Stock ("Non-Employee Director Awards"). Shares of Common Stock re-ceived pursuant to a Non-Employee Director Award are in lieu of the first $5,000 of the retainer fee that would otherwise be payable to such director. The number of shares issued to an eligible director equals $5,000 divided by the fair market value of one share of Common Stock as of the last day of the month immediately preceding the date such retainer would otherwise have been paid. During the period January 1 through December 31, 1993, Non-Employee Di-rector Awards were made to Frank A. Benevento, II, Stanley G. Berman, Michael
E. Heisley, Kevin E. Lewis and Leonids Rudins in the amount of 1,127 shares each.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  George L. Faulstich, Jr., a member of the Compensation Committee until July 1993, is a former officer of the Company and Ceco Industries, Inc. (the Com-pany was formed by the merger of H. H. Robertson Company and Ceco Industries, Inc. on November 8, 1990), most recently serving as Executive Vice President and Chief Financial Officer of the Company. Mr. Faulstich ceased to be an of-ficer of the Company in June 1991.

  C. Foster Brown, II, also a member of the Compensation Committee until July 1993, is a former officer of the Company and Ceco Industries, Inc., most re-cently serving as Executive Vice President, Corporate Development. Mr. Brown ceased to be an officer of the Company in July 1991.

  Michael E. Heisley became Chief Executive Officer and Vice Chairman of the Company on December 9, 1993 after which time he resigned from the Compensation Committee. He served as a member of the Compensation Committee of the Company from July 15, 1993 until December 14, 1993. Mr. Heisley is Chairman of Heico Inc. and Pettibone Corporation. Andrew G. C. Sage, II, who served as Chief Ex-ecutive Officer of the Company until December 16, 1993, is Chairman of the Company and is a director of Heico, Inc. and Pettibone Corporation.

  Kevin E. Lewis, a member of the Compensation Committee since December 1993, is the Chairman of the Board of Furr's/Bishop's, Inc., an operator of cafete-ria, buffet and specialty restaurants. Mr. Lewis was formerly a Managing Di-rector of Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan"). Houlihan served as financial advisors to the Informal Committee representing the hold-ers of the Company's 15.5% Discount Subordinated Debentures due November 30, 2000.

                         COMPENSATION COMMITTEE REPORT
                       AND STOCK PRICE PERFORMANCE GRAPH

NOTE: THE FOLLOWING COMPENSATION COMMITTEE REPORT AND STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY SUCH INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is pleased to present its report on executive compensation. The Compensation Committee is composed of three outside directors of the Company and is responsible for reviewing and making recommendations to the Board with respect to the compensation of the Company's executive officers.

  1993 proved to be a positive transitional year for the Company. The Company successfully completed the refinancing of its senior credit facility and the restructuring of its long term subordinated debt. In addition, the Company made several significant changes in its executive management with the appoint-ment of a new President, Vice President and General Counsel and divisional presidents for the Concrete Construction Division and Cupples Products Divi-sion. The year concluded with the appointment of Michael E. Heisley as Chief Executive Officer.

  In this major transition year, the Company's executive compensation program consisted of three principal components--base salary, short-term bonus awards, and stock-based awards under the stockholder approved Long-Term Incentive Plan.

  The Company's 1993 compensation policies with respect to its executive offi-cers continued to be focused on attracting and retaining individuals with the necessary abilities and skills to conduct a comprehensive capital and finan-cial restructuring and to restructure and manage the business and finances of the Company during a very difficult period. The Company continued to provide a range of base salary amounts and short-term incentives designed to retain key executives in important positions that have a major impact on the ultimate success of the Company. In addition, the Company provided an element of per-formance incentive under the Long-Term Incentive Plan intended to align the interests of senior management with those of the Company's stockholders. In making decisions regarding executive officer compensation, the Compensation Committee has considered industry-wide compensation information furnished by independent compensation consultants. However, the compensation components for each executive officer have been subjectively determined on an individual ba-sis rather than by reference to any specific comparative compensation data.

  In July 1993, following the Company's 1993 Annual Meeting, the Board of Di-rectors decided to make Andrew G. C. Sage, II an employee of the Company. Pre-viously, Mr. Sage had provided services as an executive of the Company through Sage Capital on a consulting basis. A base salary was established for Mr. Sage through consideration of the equivalent amounts paid to Sage Capital with re-spect to his services under its consulting agreement with the Company. The consulting agreement was amended to provide for an according reduction in con-sulting fees. See "Certain Relationships and Related Transactions". Base sala-ries for other executive officers followed the Company's approach of subjec-tively offering salaries in order to attract and retain key individuals in im-portant positions.

  In early 1993, the Board of Directors established an annual bonus program in which executive officers and other key persons would be eligible for an annual cash bonus based on achievement of certain financial objectives, including targeted earnings before interest and taxes, cash flow and return on net as-sets, and individual performance objectives. This program provided for mini-mum, standard and maximum targets to be established against which eligible ex-ecutives could earn from half and up to twice a standard bonus opportunity de-pendent upon achievement of those targets. Corporate officer objectives were based entirely on financial and organizational goals of the Company on a con-solidated basis, while the objectives of divisional and subsidiary presidents and general managers were based in part (25%) on corporate results with the remainder tied to divisional results. Under this program, the financial objec-tives were approved by the Compensation Committee and the individual objec-tives for executive officers were approved by the Chief Executive Officer. Standard bonus opportunities, expressed as a percentage of base salary, were established for each management level appropriate to the nature of their posi-tion with the Company. The standard bonus opportunities established were 70% for CEO, 45% for President, 40% for divisional presidents or general managers and 30% for corporate vice presidents.

  With respect to 1993, management of certain divisions and subsidiaries of the Company received bonus awards based on achievement of the desired finan-cial targets. Mr. Schuster received a cash bonus of $74,000 based on achieve-ment of organizational thresholds for the Concrete Construction Division. As the Company fell short of its overall corporate financial targets, no cash bo-nus was paid to Messrs. Sage, Maiorani or Schuler.

  In 1993, the Company granted restricted stock awards under its Long-Term In-centive Plan. These grants were intended to provide a long-term incentive com-ponent to executive compensation related directly to price performance of the Company's Common Stock. The awards are designed to incentivize management in a manner which would enhance stockholder value by tying vesting provisions to achievement of performance targets representing increases in the average mar-ket value of the Company's Common Stock. In summary, the accelerated vesting provisions include comparison of future share prices to a pre-determined base price, each measured on a 60-day average basis, cumulative market value appre-ciation targets over a three year period, and a requirement of continued em-ployment with the Company except in certain specific circumstances. See "Exec-utive Compensation" for a detailed description of these accelerated vesting provisions.

  A total of 366,000 restricted shares were awarded to executive officers in 1993. The base price for measurement of performance under those awards was es-tablished at $3.41 per share. As of March 15, 1993, the minimum required ap-preciation of per share market price had not been achieved. The Company did not make any awards under this plan to either Mr. Sage or Mr. Heisley in 1993.

  In summary, the Compensation Committee believes that 1993 compensation lev-els reflect the Company's policies to attract and retain highly qualified in-dividuals to positions key to the Company's future success. The Committee fur-ther believes that the combination of base salary and bonus opportunity in conjunction with equity based long-term compensation, as described above, pro-vides a competitive compensation program designed to maximize stockholder in-terests.

                                          Mary Heidi Hall Jones
                                          Kevin E. Lewis
                                          Leonids Rudins

STOCK PRICE PERFORMANCE GRAPH

  The following line graph compares the cumulative performance of the Common Stock (and, prior to the merger of H. H. Robertson Company ("Robertson") and Ceco Industries, Inc. on November 8, 1990, the common stock of Robertson) with the S&P Composite--500 Stock Index and a building products industry index constructed by the Company (consisting of Apogee En-terprises, Butler Manufacturing, International Aluminum and United Dominion Industries, and weighted by market capitalization) as of December 31 of each year in the five-year period ended December 31, 1993. The graph assumes that $100 was invested at the closing price on December 31, 1988 in each of H. H. Robertson's Common Stock, the S&P Composite--500 Stock Index and the building products industry index, and that all dividends were reinvested.

GRAPH

                                     RHH

                                                Cumulative Total Return
                                         -------------------------------------
                                         11/90    1990    1991    1992    1993
Robertson-Ceco Corporation               100       88      58      13       4

Building Products Peer Group             100      116     109     106     201

S&P 500                                  100      109     143     154     169

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On September 30, 1992 the Company and Sage Capital Corporation ("Sage Capi-tal") entered into a consulting agreement pursuant to which Sage Capital agreed to provide consulting and financial services to the Company with re-spect to the Company's operational and financial restructuring efforts (the "Consulting Agreement"). Andrew G. C. Sage, II and Gregg C. Sage are Chairman and Managing Director, respectively, of Sage Capital. Pursuant to the Consult-ing Agreement, Sage Capital agreed to make available 50% of Andrew Sage's working time and substantially all of Gregg Sage's working time, for a fee of $600,000 per annum payable monthly, plus reimbursement for all reasonable out-of-pocket expenses. In March 1993, the Consulting Agreement was extended on a month-by-month basis until July 14, 1993. On July 15, 1993, the Company and Sage Capital amended the Consulting Agreement. During the term of the amended Agreement, which will terminate on July 14, 1996, Gregg C. Sage will make available substantially all his working time to the Company. Sage Capital will be paid $200,000 per annum and will be reimbursed for reasonable out-of-pocket expenses. Gregg C. Sage is also entitled to participate in the Company's bonus program and in the Company's Long Term Incentive Plan. With respect to 1993, Gregg C. Sage received a cash bonus of $110,000 and an award of 50,000 re-stricted shares under the Long Term Incentive Plan upon substantially the same terms as those awarded to executive officers. See Footnote 1 to the Summary Compensation Table. Pursuant to the foregoing arrangements, Sage Capital was paid aggregate fees of $408,333.34 with respect to 1993.

  On December 2, 1993, the Company and its wholly-owned subsidiary Robertson Espanola, S.A. entered into an agreement with RC Holdings, Inc. ("RC Hold-ings") (formally Heico Acquisitions, Inc.) (the "Agreement"). Pursuant to the Agreement, RC Holdings through an affiliate entity controlled by RC Holdings, acquired 3,333,333 newly issued shares of the Company's Common Stock and cer-tain inventory and interests related to the project in Madrid, Spain, known as Puerto de Europa, for which the Company had been providing the curtainwall system. The shares represented 21.4% of the then outstanding shares. The Com-pany received an aggregate of $10 million in cash. In addition, if RC Holdings is able to realize any proceeds in connection with the Puerto de Europa proj-ect, all receipts in excess of $5 million plus expenses incurred for comple-tion and collection, will be split equally between RC Holdings and the Compa-ny. The Agreement also provides that, until the earlier to occur of (i) Decem-ber 2, 1998, (ii) the date on which RC Holdings and its affiliates no longer hold 10% of the outstanding Common Stock, and (iii) the date on which Michael
E. Heisley ceases to be a controlling person with respect to RC Holdings and its affiliates, the Board of Directors of the Company shall not elect a chief executive officer without the prior written consent of RC Holdings. Michael E. Heisley is President and sole stockholder of RC Holdings.

  Pursuant to an agreement with Frontera, S.A. (at the time of the merger be-tween H. H. Robertson Company and Ceco Industries, Inc., the Company issued 4,000,000 shares of Common Stock to Frontera, S.A. for a net purchase price of $37,500,000) ("Frontera") whereby F.A. Benevento & Co. (FABCO) provided finan-cial advisory services to Frontera in connection with Frontera's investment in the Company as it was associated with the debt exchange, the Company paid $148,977 in 1993 to FABCO. Frank A. Benevento, II, Chairman and Chief Execu-tive Officer and controlling stockholder of FABCO is President, Treasurer, sole director and a 47% stockholder of Windwell Financial Corporation ("Windwell"). Windwell owns a 20% interest in Sage RHH.

                            INDEPENDENT ACCOUNTANTS

  On September 14, 1993, the Board of Directors of the Company acting upon the recommendation of its Audit Committee authorized the engagement of the firm of Price Waterhouse as its independent accountants to audit the financial state-ments of the Company for the fiscal year ending December 31,

1993. Price Waterhouse replaced the firm of Deloitte & Touche, whose engage-ment as independent accountants of the Company was terminated by the Company on September 14, 1993.

  The reports of Deloitte & Touche on the Company's financial statements for years ended December 31, 1991 and 1992, except as noted below, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modi-fied as to uncertainty, audit scope, or accounting principles. The report of Deloitte & Touche on the Company's financial statements for the year ended De-cember 31, 1992 contained an explanatory paragraph with respect to a substan-tial doubt about the ability of the Company to continue as a going concern.

  During the years ended December 31, 1991 and 1992 and in the period from January 1, 1993 through September 14, 1993, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, finan-cial statement disclosure or auditing scope or procedure which, if not re-solved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in connection with its reports on the Company's financial statements with respect to such periods.

  During the years ended December 31, 1991 and 1992 and in the subsequent pe-riod from January 1, 1993 through September 14, 1993, neither the Company nor anyone else on its behalf consulted Price Waterhouse regarding either (i) the application of accounting principles to a specified transaction, either com-pleted or proposed, or (ii) the type of audit opinion that might be rendered on the Company's financial statements.

  No representatives of the Company's independent accountants will be present at the Annual Meeting.

               STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

  Any proposal by a stockholder of the Company intended to be presented for consideration at the Company's annual meeting of stockholders in 1995 must be received by the Company not later than December 4, 1994 for inclusion in the proxy statement and form proxy relating to that meeting. Proposals should be submitted to the Secretary of the Company at the Company's principal office in Boston, MA.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect to any other business that is properly brought before the Meeting in accordance with the judgment of the person or persons voting the proxies.

                                          By Order of the Board of Directors

                                               George S. Pultz,
                                                  Secretary

April 5, 1994

                           ROBERTSON-CECO CORPORATION

                             PROXY FOR COMMON STOCK

                 Proxy Solicited by the Board of Directors for
              Annual Meeting of Stockholders Tuesday, May 3, 1994

  The undersigned hereby appoints Andrew G. C. Sage, II, Denis N. Maiorani and George S. Pultz and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Robertson-Ceco Corporation standing in the undersigned's name, at the Annual Meeting of Stockholders of said Corporation to be held at the offices of Ceco Building Systems located at 2400 Highway 45 North, Columbus, Mississippi on Tuesday, May 3, 1994 at 11:00 A.M., Central time, and at all adjournments thereof, upon those matters as described in the Proxy Statement for the meeting and such other matters as may properly come before such meeting and all adjournments thereof.

   If not otherwise specified, this proxy will be voted FOR the election of the nominees specified in Proposal 1 and FOR Proposal 2.

   The Board of Directors recommends a vote FOR the following matters.

1. Election of Directors: Class I (3 year term)

   Nominees: Mary Heidi Hall Jones, Frank A. Benevento, II, Leonids Rudins

                            FOR   WITHHELD
                            [_]     [_]           --------------------------
                                                  FOR, except vote withheld
                                                  from the above nominee.


2. Vote on such other matters as may properly   FOR      AGAINST     ABSTAIN
   come before the Annual Meeting and any       [_]        [_]         [_]
   adjournments thereof.

  This proxy will be voted as you direct above. In the absence of such discretion, it will be voted for the Directors and Proposal shown.

                                           COMMON STOCK

                                           Date: ______________________________

                                           ____________________________________
                                           Signature of Stockholder
                                           ____________________________________
                                           Signature of Stockholder

                                           NOTE: Please sign as name appears.
                                           Joint owners should each sign. When
                                           signing as Attorney, Executor,
                                           Administrator, or Guardian, please
                                           give full title as such. If signer
                                           is a corporation, please sign with
                                           the full corporation name by duly
                                           authorized officer or officers.

         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE